Exhibit 99.1


THEGLOBE.COM ACQUIRES E-COMMERCE PIONEER, AZAZZ.COM

New York, N.Y. February 1, 1999. theglobe.com, Inc. (NASDAQ: TGLO), the online community which fully integrates professional content, commerce and member interaction, announced today that it has agreed to acquire leading interactive department store, Azazz.com. Azazz! was recently ranked by BizRate.com as one of the highest rated customer certified department stores on the Web.

The integration of Azazz.com with theglobe's existing e-commerce business will significantly enhance the online community's shopping experience. The acquisition will enable theglobe.com to offer a broad array of products, attractive prices and premium customer service to its millions of monthly users. In particular, theglobe.com's shopping mall will seek to leverage Azazz.com's unique "personal shopper" application, which enables customers to communicate directly with a live customer service representative during each step of the online shopping process.

According to the BizRate report, Azazz! along with Wal-Mart Online, Nordstrom, Spiegel and JC Penney scored the highest grades among consumers in 1998. Azazz! was also selected by Amazon.com as one of its premier merchants for the Shop the Web area on the bookseller's site.

"Azazz! is a natural fit with theglobe.com's online community and will provide our users with a rich shopping experience in addition to our brand name content and member interaction", stated Todd Krizelman, co-CEO,theglobe.com. " theglobe.com plans to continue to develop or acquire the content and services needed to appeal to the sophisticated shopper, bargain hunter, spontaneous purchaser and active bidder."

"We are excited to be joining the quality community that theglobe.com represents," said Jay McGoodwin, President and CEO of Azazz.com. "Our proven expertise in the field of retailing and our personalized shopping solutions complement theglobe.com's ability to target its diverse member base with highly directed product offerings."

Stephan Paternot, co-CEO, added, " Through the acquisition of Azazz! and the recent launch of globeDirect, theglobe.com is aggressively offering customers multiple outlets to shop online." By providing consumers with the option of shopping in both a personalized, full service department store and a deep discount warehouse, theglobe is uniquely positioned to capture a significant share of its customers' online purchases."

The acquisition agreement was signed this morning and the transaction will close upon the filing of Articles of Merger, expected at Noon (EST) today. In the transaction, theglobe.com will issue approximately 307,000 shares of new Common Stock to shareholders of factorymall.com, inc., the parent of Azazz.com and will assume all of the outstanding options and warrants of factorymall.com. The stock to be issued by theglobe.com to the holders of outstanding Azazz! shares will be "restricted" securities under the Federal securities laws, with certain registration rights. The acquisition will be accounted for as a purchase.

Azazz! will continue to be based in Kirkland, Washington and will be operated by its current management team, which in addition to McGoodwin, includes Mark Tucker, Founder/CTO and Kevin McKeown, EVP/Business
Development. The company will be overseen by Dean Daniels, Chief Operating Officer of theglobe.com.

ABOUT THEGLOBE.COM

theglobe.com is one of the world's leading online communities with over 2 million members and over 7.5 million users in the United States and abroad (as of Q3 1998). theglobe.com is setting the standard for online communities by providing members with a wealth of services and content. The intuitive site is designed to foster a user's creative and interactive experience. Content providers for 10 themes of interest (Art, Business, Entertainment, Life, Metro, News, Romance, Sports, Technology & Travel) include Reuters, E! Online, Thomson Investors Network, SonicNet, UPI & CNet. Member content is promoted in every area of the site, integrated around the abundance of data and news available at the globe.com. By satisfying its users' personal and practical needs, theglobe.com seeks to become their online home. The company's primary revenue source is the sale of advertising, with additional revenues generated through e-commerce arrangements and the sale of membership subscriptions for enhanced services. globeDirect, a direct marketing and retail service, aimed at supplying its members with point and click buying power, was launched in December 1998.

Forward-Looking Statements: This news release contains forward-looking statements, which are based on current expectations and involve a number of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company. These factors include, but are not limited to, the limited operating history and early development stage of the company; its lack of profitability and anticipation of continued losses; unpredictability and potential fluctuations in future revenues; dependence on new product introductions achieving significant market acceptance and the uncertainties of consumer preferences; the acceptance of the Web as an advertising medium; dependence on member-generated content; risks of rapid technological change and platform changes; intense competition; and the general risks associated with Internet-based businesses. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission including, without limitation, under "Risk Factors" set forth in the company's registration statement on Form S-1. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

theglobe.com and globeDirect are service marks of theglobe.com, Inc.